Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$174,992,073.50	$18,724.15(1)

(1)	The filing fee of $18,724.15 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $832,450.05 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $18,724.15 is offset against the registration fee due for this offering and of which $813,725.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2006-MTNDD060 Dated December 13, 2006

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

Medium-Term Notes, Series D

ELKS ®

Equity LinKed Securities

Citigroup Funding Inc.

5,923,000 7.5% Per Annum ELKS ® Based Upon

The Common Stock of Texas Instruments Incorporated

Due December 28, 2007

$29.5445 per ELKS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The ELKS will mature on December 28, 2007 and pay a coupon at the rate of 7.50% per annum, payable quarterly on March 28, 2007, June 28, 2007, September 28, 2007 and December 28, 2007 (maturity).

•	At maturity you will receive, for each $29.5445 principal amount of ELKS:

•	cash in an amount equal to the product of (i) 1 share of Texas Instruments common stock, which we refer to as the exchange ratio and (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is less than or equal to $33.98, which we refer to as the cap price; or

•	cash in an amount equal to the product of (i) the exchange ratio, (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity, and (iii) a ratio equal to the cap price divided by the closing price of Texas Instruments common stock on the fourth trading day before maturity, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is greater than the cap price.

•	If the closing price of Texas Instruments common stock on the fourth trading day before maturity is less than $29.5445, which we refer to as the initial share price, the amount you receive at maturity for each ELKS may be less than the principal amount of each ELKS and could be zero. You will not in any case receive cash at maturity in an amount greater than the product of (i) the exchange ratio, (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity and (iii) a ratio equal to the cap price divided by the closing price of Texas Instruments common stock on the fourth trading day before maturity.

•	The ELKS will be issued in minimum denominations of $29.5445 and integral multiples of $29.5445.

•	We will not apply to list the ELKS on any exchange.

Investing in the ELKS involves a number of risks. See “ Risk Factors Relating to the ELKS” beginning on page PS-5.

The ELKS represent obligations of Citigroup Funding Inc. only. Texas Instruments Incorporated is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ELKS	Total
Public Offering Price	$29.5445	$174,992,073.50
Agent’s Discount	$0.00	$0.00
Proceeds to Citigroup Funding Inc.	$29.5445	$174,992,073.50

The agent expects to deliver the ELKS to purchasers on or about December 27, 2006. Because the ELKS will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following five business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Citigroup

SUMMARY INFORMATION — Q&A

What Are the ELKS?

The 7.50% ELKS Based Upon the Common Stock of Texas Instruments Incorporated are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due under the ELKS are fully and unconditionally guaranteed by Citigroup Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of your investment in the ELKS is not guaranteed. The ELKS mature on December 28, 2007 and do not provide for earlier redemption by you.

Each ELKS represents a principal amount of $29.5445. You may transfer the ELKS only in minimum denominations of $29.5445 and integral multiples of $29.5445. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the ELKS?

The ELKS pay a coupon at a rate of 7.50% per annum. A coupon of $0.5601 per $29.5445 principal amount of ELKS will be paid in cash on March 28, 2007, and a coupon of $0.5540 per $29.5445 principal amount of ELKS will be paid in cash quarterly on June 28, 2007, September 28, 2007 and December 28, 2007 (maturity).

What Will I Receive at Maturity of the ELKS?

At maturity, you will receive for each ELKS you hold either:

•	cash in an amount equal to the product of (i) the exchange ratio and (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is less than or equal to the cap price; or

•	cash in an amount equal to the product of (i) the exchange ratio, (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity, and (iii) a ratio equal to the cap price divided by the closing price of Texas Instruments common stock on the fourth trading day before maturity, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is greater than the cap price

As a result, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is less than or equal to $29.5445, the amount you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive cash at maturity in an amount greater than the product of (i) the exchange ratio, (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity and (iii) a ratio equal to the cap price divided by the closing price of Texas Instruments common stock on the fourth trading day before maturity.

The exchange ratio equals 1 share of Texas Instruments common stock for each $29.5445 principal amount of ELKS.

The cap price equals $33.98, approximately 115.00% of the initial share price of $29.5445.

How Has Texas Instruments Common Stock Performed Historically?

We have provided a table showing the high and low sale prices for Texas Instruments common stock and the dividends paid on such stock for each quarter since the first quarter of 2001. You can find this table in the section “Historical Data on the Common Stock of Texas Instruments Incorporated” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of Texas Instruments common stock in recent years. However, past performance is not indicative of how Texas Instruments common stock will perform in the future. You should also refer to “Risk Factors Relating to the Notes — You will have No Rights Against Texas Instruments Incorporated” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the ELKS?

In purchasing an ELKS, you agree with Citigroup Funding that you and Citigroup Funding intend to treat an ELKS for U.S. federal income tax purposes as a capped cash-settled forward contract providing for a payment based on the value of Texas Instruments common stock. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your payment obligations under the ELKS. Under this treatment, you generally will be required to include any interest payments on the ELKS as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. Upon maturity or upon the sale or other taxable disposition of an ELKS for cash, you will recognize capital gain or loss equal to the difference between (x) the amount of cash received (less any accrued but unpaid interest, which will be taxable as such), and (y) your purchase price for the ELKS. Such capital gain or loss will be long-term if you have held your ELKS for more than one year at the time of the disposition. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the ELKS Be Listed on a Stock Exchange?

The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the ELKS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the ELKS. Potential conflicts of interest may exist between Citigroup Global Markets and you as holder of the ELKS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in Texas Instruments common stock or in other instruments, such as options, swaps or futures, based upon Texas Instruments common stock. This hedging activity could affect the market price of Texas Instruments common stock and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to “Risk Factors Relating to the ELKS—The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Are There Any Risks Associated with My Investment?

Yes, the ELKS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the ELKS” in this pricing supplement.

RISK FACTORS RELATING TO THE ELKS

Because the terms of the ELKS differ from those of conventional debt securities in that the amount you receive at maturity will be based on the closing price of Texas Instruments common stock on the fourth trading day before maturity, an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of Texas Instruments common stock, and other events that are difficult to predict and beyond our control.

Your Investment in the ELKS May Result in a Loss if the Closing Price of Texas Instruments Common Stock Declines

The amount you receive at maturity will depend on the closing price of Texas Instruments common stock on the fourth trading day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If on the fourth trading day before maturity the closing price of Texas Instruments common stock is less than the initial share price of $29.5445, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the closing price of Texas Instruments common stock exceeds the initial share price at one or more times after the date of this pricing supplement up to and including the fourth trading day before maturity.

The Appreciation on Your Investment in the ELKS Will Be Capped

As a result of the cap price, the ELKS provide less opportunity for equity appreciation than a direct investment in Texas Instruments common stock. The cap price limits the portion of any appreciation in the value of Texas Instruments common stock in which you will share to approximately 15.00% of the initial share price. If the value of Texas Instruments common stock increases by more than approximately 15.00% during the term of the ELKS, the yield on the ELKS may be less than the yield on Texas Instruments common stock or a similar security that was directly linked to Texas Instruments common stock but was not subject to a cap on appreciation.

The Yield on the ELKS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The ELKS pay a coupon at a rate of 7.50% per annum. As a result, if the closing price of Texas Instruments common stock on the fourth trading day before maturity is less than approximately $28.83 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able To Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of Texas Instruments common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

Texas Instruments Common Stock Price.    We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Texas Instruments common stock changes from the initial share price of $29.5445. However, changes in the price of Texas Instruments common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Texas Instruments common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Texas Instruments common stock will continue to fluctuate between that time and the time when the amount you receive at maturity is determined. In addition, significant increases in the value of Texas Instruments common stock are not likely to be reflected in the closing price of the ELKS because the amount you can receive at maturity for each ELKS is limited to cash in an amount equal to the product of (i) the exchange ratio, (ii) the closing price of Texas Instruments common stock on the fourth trading day before maturity and (iii) a ratio equal to the cap price divided by the closing price of Texas Instruments common stock on the fourth trading day before maturity. If you choose to sell your ELKS when the price of Texas Instruments common stock is below the initial stock price, you may receive less than the amount you originally invested.

The value of Texas Instruments common stock will be influenced by Texas Instruments Incorporated’s results from operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Texas Instruments Incorporated is a part. Citigroup Funding’s hedging activities in Texas Instruments common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of Texas Instruments common stock.

Volatility of Texas Instruments Common Stock.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of Texas Instruments common stock changes during the term of the ELKS, the market value of the ELKS may decrease.

Events Involving Texas Instruments Incorporated.    General economic conditions and earnings results of Texas Instruments Incorporated and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Texas Instruments common stock increases, we expect that the market value of the ELKS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Texas Instruments common stock decreases, we expect that the market value of the ELKS may increase.

Interest Rates.    We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Texas Instruments common stock the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of Texas Instruments common stock during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

Hedging Activities.    Hedging activities in Texas Instruments common stock related to the ELKS by us or one or more of our affiliates will likely involve trading in Texas Instruments common stock or in other instruments, such as options or swaps based upon Texas Instruments common stock. This hedging activity could affect the market price of Texas Instruments common stock and therefore the market value of the ELKS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the ELKS. The ELKS are subject to the credit risk of Citigroup, the guarantor of any payments due on the ELKS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Texas Instruments common stock.

The Historical Performance of Texas Instruments Common Stock Is Not an Indication of the Future Performance of Texas Instruments Common Stock

The historical performance of Texas Instruments common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of Texas Instruments common stock during the term of the ELKS. Changes in the value of Texas Instruments common stock will affect the closing price of the ELKS, but it is impossible to predict whether the value of Texas Instruments common stock will rise or fall.

You will have No Rights Against Texas Instruments Incorporated

You will have no rights against Texas Instruments Incorporated even though:

•	you will receive the cash in an amount based on the closing price of Texas Instruments common stock; and

•	the market value of the notes is expected to depend primarily on the cash value of Texas Instruments common stock.

Texas Instruments Incorporated is not in any way involved in this offering and has no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to Texas Instruments common stock.

The Amount You Receive at Maturity May Be Reduced Under Some Circumstances if Shares of Texas Instruments Common Stock Are Diluted Because the Amount You Receive at Maturity Will Not Be Adjusted for All Events that Dilute Texas Instruments Common Stock

The amount you receive at maturity is subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Texas Instruments Incorporated that modify its capital structure and a number of other transactions involving Texas Instruments Incorporated, as well as for the liquidation, dissolution or winding up of Texas Instruments Incorporated. You should refer to the section “Description of the ELKS — Dilution Adjustments” in this pricing supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the price of Texas Instruments common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of Texas Instruments common stock, these other events may reduce the amount you receive at maturity on the ELKS.

The ELKS Will Not Be Listed on a Major Stock Exchange; You May Not Be Able to Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop

The ELKS will not be listed on a major stock exchange and there is currently no secondary market for the ELKS. Citigroup Global Markets currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity and this may reduce the price you receive.

The Market Value of the ELKS May Be Affected by Purchases and Sales of Texas Instruments Common Stock or Derivative Instruments Related to Texas Instruments Common Stock by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell Texas Instruments common stock or derivative instruments relating to Texas Instruments common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Texas Instruments common stock and therefore the market value of the ELKS.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The United States Federal Income Tax Consequences of the ELKS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the ELKS may affect the U.S. tax consequences of an investment in the ELKS, including for non-U.S. investors.

DESCRIPTION OF THE ELKS

The following description of the particular terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Coupon

The ELKS pay a coupon rate of 7.50% per annum, calculated on the basis of a 360-day year of twelve 30-day months. A coupon of $0.5601 per $29.5445 principal amount of ELKS will be paid in cash on March 28, 2007 and a coupon of $0.5540 per $29.5445 principal amount of ELKS will be paid in cash quarterly on June 28, 2007 September 28, 2007 and December 28, 2007 (maturity).

The coupon payment will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each coupon payment date. If a coupon payment date falls on a day that is not a Business Day, the coupon payment to be made on that coupon payment date will be made on the next succeeding Business Day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Amount To Be Received at Maturity

The ELKS will mature on December 28, 2007. At maturity, you will receive for each ELKS you hold an amount described below.

Determination of the Amount To Be Received at Maturity

At maturity, you will receive for each $29.5445 principal amount of ELKS either:

•	cash in an amount equal to the product of (i) the Exchange Ratio and (ii) the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity, if the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity is less than or equal to the Cap Price; or

•	cash in an amount equal to the product of (i) the Exchange Ratio, (ii) the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity, and (iii) a ratio equal to the Cap Price divided by the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity, if the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity is greater than the Cap Price

As a result, if the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity is less than $39.98, which we refer to as the Initial Share Price, the amount you receive at maturity for each ELKS may be less than the principal amount of each ELKS and could be zero. You will not in any case receive cash at maturity in an amount greater than the product of (i) the Exchange Ratio, (ii) the closing price of Texas Instruments common stock on the fourth Trading Day before maturity and (iii) a ratio equal to the Cap Price divided by the Closing Price of Texas Instruments common stock on the fourth Trading Day before maturity.

The “Initial Share Price” equals $29.5445.

The “Exchange Ratio” equals 1 share of Texas Instruments common stock (subject to the dilution adjustments described below under “— Dilution Adjustments”) for each ELKS of $29.5445.

The “Cap Price” equals $33.98 (approximately 115.00% of the Initial Share Price).

The “Closing Price” of Texas Instruments common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if Texas Instruments common stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which Texas Instruments common stock (or that other security) is listed or admitted to trading, or (2) if Texas Instruments common stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for Texas Instruments common stock (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of Texas Instruments common stock (or that other security) obtained from as many dealers in such Texas Instruments common stock or security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) Texas Instruments common stock (or any other security for which a Closing Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to Texas Instruments common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

Dilution Adjustments

The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you receive at maturity. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If Texas Instruments Incorporated, after the date of this pricing supplement,

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

(3) combines the outstanding shares of the common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any shares of other common stock of Texas Instruments Incorporated then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Texas Instruments Incorporated, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price and the Cap Price will also be adjusted in that case in the manner described below.

If Texas Instruments Incorporated, after the date of this pricing supplement, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights of warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price and the Cap Price will also be adjusted in that case in the manner described below.

If Texas Instruments Incorporated, after the date of this pricing supplement, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one common stock, and the denominator of which will be the Then-Current Market Price of one common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one common stock. The Initial Share Price and the Cap Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of Texas Instruments common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of Texas Instruments common stock on any Trading Day thereafter up to and including the fourth Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one common stock and, if the Closing Price of Texas Instruments common stock on any Trading Day thereafter, up to and including the fourth Trading Day before maturity, is less than or equal to the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

If Texas Instruments Incorporated, after the date of this pricing supplement, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of common stock outstanding on the record date. The Initial Share Price and the Cap Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of Texas Instruments common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Texas Instruments Incorporated with respect to one share of common stock acquired in a tender offer or exchange offer by Texas Instruments Incorporated, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of Texas Instruments common stock on any Trading Day thereafter up to and including the fourth Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of common stock and, if the Closing Price of Texas Instruments common stock on any Trading Day thereafter, up to and including the fourth Trading Day before maturity, is less than or equal to the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price and the Cap Price. The required adjustment will be made by dividing the Initial Share Price and the Cap Price by the relevant dilution adjustment.

If Texas Instruments Incorporated, after the date of this pricing supplement, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Closing Price at any time after the date on which the ELKS are priced for initial sale to the public up to and including the fourth Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to the Initial Share Price, then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of Texas Instruments common stock equal to the Exchange Ratio and a number of shares of such Texas Instruments subsidiaries’ capital stock equal to the Exchange Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Texas Instruments common stock. Following the record date for an event described in this paragraph, the “Closing Price” will equal the Closing Price of Texas Instruments common stock, plus the Closing Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Texas Instruments common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Texas Instruments common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Texas Instruments Incorporated,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which Texas Instruments Incorporated announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Texas Instruments Incorporated, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio, the Initial Share Price and the Cap Price will be further adjusted to the Exchange Ratio, the Initial Share Price and the Cap Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the

Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Closing Price” of any Texas Instruments common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Texas Instruments common stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Texas Instruments common stock (or that other security) is listed or admitted to trading, or (2) if the Texas Instruments common stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Texas Instruments common stock (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Texas Instruments common stock (or that other security) obtained from as many dealers in such Texas Instruments common stock or security (which may include Citigroup Global Markets or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of Texas Instruments Incorporated, or any surviving entity or subsequent surviving entity of Texas Instruments Incorporated, with or into another entity, other than a merger or consolidation in which Texas Instruments Incorporated is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of Texas Instruments Incorporated or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Texas Instruments Incorporated or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of Texas Instruments Incorporated or any successor of Texas Instruments Incorporated with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Texas Instruments Incorporated or any successor of Texas Instruments Incorporated,

the Closing Price of Texas Instruments common stock on any Trading Day thereafter up to and including the fourth Trading Day before maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will be the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Texas Instruments common stock or Texas Instruments Incorporated. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If Texas Instruments common stock has been subject to a Reorganization Event and the Closing Price of Texas Instruments common stock on any Trading Day thereafter, up to and including the fourth Trading Day before maturity, is less than or equal to the Cap Price, then each holder of the ELKS will have the right to receive per $29.5445 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Redemption at the Option of the Holder; Defeasance

The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the amount to be received at maturity, calculated as though the maturity of the ELKS were the date of early repayment. See “— Determination of the Amount To Be Received at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b) (2) of Title 11 of the United States Code, the claim of the beneficial owner of an ELKS will be capped at the cash equivalent of the amount to be received at maturity calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of coupon accrued on the principal amount of ELKS at 7.50% per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.5% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the ELKS and will also hold the global security representing the ELKS as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the ELKS.

Calculation Agent

The calculation agent for the ELKS will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

TEXAS INSTRUMENTS INCORPORATED

According to publicly available documents, Texas Instruments Incorporated makes, markets and sells high-technology components. Texas Instruments Incorporated is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Texas Instruments Incorporated files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006) and other information with the SEC. Texas Instruments Incorporated’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov and also may be inspected and copied at the SEC at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of Texas Instruments Incorporated’s publicly available documents and has not made any due diligence investigation or inquiry of Texas Instruments Incorporated in connection with the offering of the ELKS. We make no representation that the publicly available information about Texas Instruments Incorporated is accurate or complete.

The ELKS represents obligations of Citigroup Funding and Citigroup only. Texas Instruments Incorporated is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

HISTORICAL DATA ON THE COMMON STOCK OF

TEXAS INSTRUMENTS INCORPORATED

The common stock of Texas Instruments Incorporated is listed on the New York Stock Exchange under the symbol “TXN.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Texas Instruments common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the cash dividends paid per share of common stock.

Holders of ELKS will not be entitled to any rights with respect to Texas Instruments common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend
2001
First	54.6875	28.2500	0.02125
Second	42.9100	26.2600	0.02125
Third	38.5000	20.1000	0.02125
Fourth	34.5000	22.7500	0.02125
2002
First	35.9400	25.2800	0.02125
Second	34.8600	22.1500	0.02125
Third	27.2500	14.2100	0.02125
Fourth	21.4500	13.1000	0.02125
2003
First	18.7500	13.9000	0.02125
Second	21.9800	15.9600	0.02125
Third	26.1200	17.2100	0.02125
Fourth	31.3000	22.8700	0.02125
2004
First	33.9800	26.8000	0.02125
Second	31.0100	22.9400	0.02125
Third	24.0800	18.0600	0.02125
Fourth	25.8800	20.5600	0.02500
2005
First	27.7900	20.7000	0.02500
Second	29.1800	22.5100	0.02500
Third	34.5000	27.8900	0.02500
Fourth	34.6800	27.1500	0.03000
2006
Quarter
First	34.9500	28.7200	0.03000
Second	36.4000	28.5200	0.03000
Third	34.0000	26.7700	0.03000
Fourth (through December 13, 2006)	33.5800	28.3400	0.04000

The closing price of the common stock on December 13, 2006 was $29.43.

According to Texas Instruments Incorporated’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, as of September 30, 2006, there were 1,483,884,332 shares of common stock outstanding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an ELKS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat an ELKS for U.S. federal income tax purposes as a capped cash-settled forward contract providing for a payment based on the value of Texas Instruments common stock, under the terms of which contract an amount equal to the purchase price of the ELKS is treated as an interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the ELKS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds” in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of an ELKS will be treated as allocable in their entirety to the cash deposit attributable to such ELKS, and (ii) amounts denominated as interest that are payable with respect to the ELKS will be characterized as interest payable on such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder’s method of accounting.

Under the above characterization of the ELKS, upon maturity or upon the sale or other taxable disposition of an ELKS by a U.S. Holder, the U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s purchase price for the ELKS. Such gain or loss generally will be long-term capital gain or loss, if the U.S. Holder has held the ELKS for more than one year at the time of disposition.

It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that an ELKS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the ELKS could differ substantially.

Backup Withholding and Information Reporting

A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the ELKS.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $174,992,073.50 principal amount of ELKS (5,923,000 ELKS), any payments due on which are fully and unconditionally guaranteed by Citigroup.

Citigroup Funding will not apply to list the ELKS on any exchange.

In order to hedge its obligations under the ELKS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the ELKS—The Market Value of the ELKS May Be Affected by Purchases and Sales of Texas Instruments common stock or Derivative Instruments Related to Texas Instruments common stock by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

ERISA MATTERS

Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the ELKS or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the ELKS or (B) the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement are true.

Please also refer to the section “ERISA Matters” in the accompanying prospectus supplement and prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

5,923,000 Equity LinKed

Securities (ELKS®)

Based Upon the Common Stock of

Texas Instruments Incorporated

Due December 28, 2007

($29.5445 Principal Amount Per ELKS)

Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing  Supplement

December 13, 2006

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)

Citigroup